Exhibit 99.2

June 20, 2005

This Letter of Intent (“LOI”) documents the confidential terms of Overstock.com Inc.’s purchase of 100% of the issued and outstanding shares of the capital stock (the “Shares”) of Ski West Inc. (“Ski West” or the “Company”) from the shareholders of the Company (the “Shareholders”), pursuant to the terms set forth herein (the “Transaction”).

1)              Purchase Price

a)              Overstock agrees to pay to the Shareholders of Ski West $25 million in cash (the “Purchase Price”) at the Closing (as defined below) of the Transaction, which shall occur no later than July 1, 2005.  The Purchase Price is based on Ski West’s representation that on the date of the Closing Ski West will have total equity of at least $1.0 million, and the Shareholders will run the business until the Closing in a normal fashion, making no effort to drain cash or build payables.  Any shortage from this amount will be deducted from the Purchase Price.

b)             After the Closing, Overstock will create an annual bonus pool (the “Bonus Pool”) tied to the performance of the Ski West enterprise.  James Moyle and Jonathan Cardella (the “Founders”), in their sole discretion, will have the right to allocate such Bonus Pool among themselves and the employees working for the Ski West enterprise.  The Bonus Pool will be a share of the Ski West enterprise’s “operating profit” (explained below):

(1)          Year 1 (July 1, 2005 – June 30, 2006): 50% of operating profit

(2)          Year 2 (July 1, 2006 – June 30, 2007): 33.3% of operating profit

(3)          Year 3 (July 1, 2007 – June 30, 2008): 20% of operating profit

(4)          Year 4 (July 1, 2008 – June 30, 2009): 10% of operating profit

2)              Management

a)              The annual salaries for Cardella and Moyle will be a combined $180,000.

b)             The Founders will be responsible for managing the current Ski West enterprise as a team within Overstock (the “team”).   Overstock and the Founders desire to have the Team operate as a distinct economic unit within Overstock with its own bottom line (“operating profit”).

i)                 The Founders will be required to control the expenses of the Team and its employees (i.e., staff payroll, T&E, CSR’s, their rent and phone bills, etc.), which will count against that Team’s operating profit.

ii)              Overstock will not charge the Team rent within Overstock’s building or collocation center, or corporate overhead (i.e., Overstock IT, finance, legal, or HR).  In managing the Team, the Founders should leverage Overstock’s costs (doing so cuts the Team’s costs).  However, the Founders will not be permitted to abuse it (i.e., no housing 200 CSR’s in Overstock’s space to save rent).

iii)           A sample P&L and bonus pool calculation is appended as Exhibit A for illustration.

c)              Prior to the Closing Date, Overstock will provide letters of employment to the Founders and other key employees of the Company previously identified by Overstock, the form of which shall be reasonably acceptable to the parties thereto.  Each of Cardella and Moyle will report to Brian and Stormy from the outset, sit on the 6th floor of Overstock’s new space, and sign Overstock’s standard non-competes.  While the LOI outlines a Bonus Pool, which covers a period of four years, neither Founder shall have the obligation to remain as an employee of Overstock beyond a one year minimum. If Overstock terminates within that year, Overstock has no recourse against Founders for the purchase price.

d)             If the Ski West enterprise progresses well, it may swell until it becomes Overstock’s travel tab, by mutual consent, at which point the Founders’ employment within Overstock would carry VP rank.

3)              Binding and closing

a)              Overstock affirms that this is a sincere offer and Overstock has 100% intent of closing.  Overstock recognizes that Ski West has received offers (the “Offers”) from two separate private equity funds, which will expire if not accepted by Ski West by June 20, 2005.  Overstock further recognizes that Ski West is willing to reject the Offers, and accept the deal offered by Overstock in this LOI, only if this LOI represents a binding obligation of Overstock.  The only contingency to the binding nature of this LOI is if in customary due diligence we find that something has been materially misrepresented.

b)             Overstock will provide to Ski West a $250,000, cash non-refundable earnest money payment no later than 10:00 a.m. MST on June 20, 2005.

c)              Ski West affirms that this is a sincere offer and has 100% intent of closing. Ski West affirms that it will not engage in discussions with any potential investors, partners or purchasers from the date of this LOI until July 1, 2005.

d)             Ski West recognizes that Overstock will engender substantial expense and market risk by pursuing this deal. Ski West further recognizes that Overstock is willing to so bind itself only if this LOI represents a binding obligation of Ski West.

e)              Ski West will return to Overstock its $250,000 earnest money and pay Overstock an additional $1 million break-up fee, if Ski West refuses to close on this Transaction on the Closing Date, after Overstock has fulfilled all of its obligations under this LOI and the definitive transaction documents to be entered into by the parties, including, without limitation, its obligation to deliver the Purchase Price at the Closing.  The parties agree that the actual damages that would be incurred by Overstock in the event of Ski West’s and/or the Shareholders’ breach is speculative, and that the break up fee represents liquidated damages in the event of such breach, and that Overstock is not entitled to receive any additional amount for any breach of this LOI or the definitive transaction documents.

f)                The Transaction will close on July 1, 2005 (the “Closing Date” or “Closing”).

4)              Conduct Pending Closing Date

By executing and delivering this LOI, the Company and Shareholders agree that from the date of this LOI to the Closing:

a)              The Shareholders will cause the Company to, and the Company will, conduct their business only in the ordinary course.

b)             The Shareholders will not, and will not cause or permit the Company to, take any action that could reasonably be expected to adversely affect the Transaction or the assets or businesses, financial conditions or prospects of the Company.

c)              The Shareholders will not, and will not cause or permit the Company to, issue, sell or encumber, or contract to issue, sell or encumber, any shares of capital stock in the Company.

d)             The Shareholders will not, and will not cause or permit the Company to, issue any dividend or similar distribution with respect to their capital stock.

5)              Confidential Information Concerning the Company

The Shareholders will furnish, and will cause the Company to furnish, and Overstock and its representatives shall have full and unrestricted access upon reasonable notice to, all of the assets, properties, operations, books, records, contracts and documents (including financial, tax basis, tax returns, budgets, projections, auditors’ work papers and other information as Overstock may reasonably request) pertaining to the Company, and to the Company’ personnel, customers, suppliers and independent auditors; provided, however, that Overstock shall not have access to the source code for the Company’s intellectual property until the Closing.  Nothing in this LOI shall prevent the Company from providing Overstock demonstrations of the intellectual property of the Company.

6)              Confidential Information

The parties hereto agree with respect to all information that is furnished or disclosed by another party, including, but not limited to, information regarding such party’s (and its subsidiaries’ and affiliates’) organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities, strategies and other information obtained from the date of this LOI to the Closing Date (“Information”), that, (i) such Information is confidential and/or proprietary to the furnishing/disclosing party and is entitled to and shall receive treatment as such by the receiving party; and (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the Transaction) any such Information, treating such Information with the same degree of care and confidentiality as it accords its own confidential and proprietary Information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Information which (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of the receiving party, or (iii) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such information.  The obligations of the parties under this Section 6 shall survive the Closing Date.  The Non-Disclosure Agreement (the “NDA”) entered into by Overstock and Ski West prior to this LOI shall remain in full force and effect.  However, if there is a conflict between the confidentiality provision of this LOI and the NDA, the parties shall be governed by the agreement with the most restrictive language concerning confidentiality of the Information.

7)              Transaction Expenses

Each party shall bear its expenses and costs relating to the execution of this LOI and the consummation of the Transaction, including the fees of any legal counsel retained by it.

8)              Counterparts

This LOI may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all of which counterparts, taken together, shall constitute one and the same agreement.  Signatures may be exchanged by facsimile, with original signatures to follow.  Each party hereto agrees to be bound by his or its own faxed signature and accepts the faxed signature of the other parties hereto.

9)              Preparation of Transaction Documents

The parties hereto agree to use their good faith best efforts to expeditiously prepare the definitive agreements necessary to consummate Overstock’s purchase of the Shares and other related transactions contemplated by this LOI, containing customary representations and warranties of Overstock and the Company and the Shareholders.

10)        Public Announcements

Except as required by law or regulation of the Securities and Exchange Commission, neither party will disclose the existence or terms of the Transaction without the prior written consent of the other party.

11)        Entire Agreement

This LOI constitutes the entire agreement among the parties hereto as to the subject matter hereof, and supersedes all prior negotiations, understandings and agreements related to the subject matter hereof.  Overstock and Ski West acknowledge and agree that both parties participated in the drafting of this LOI, and that neither party can assert that any ambiguities in this LOI can be construed against the other party.

12)        Governing Law

The terms of this LOI shall be construed and otherwise governed under the laws of the State of Utah.

13)        Attorneys’ Fees and Other Costs

In the event of a dispute with respect to the terms hereof, all costs and expenses, including reasonable attorneys’ fees of the prevailing party shall be paid by the non-prevailing party.

14)        Material Disclosures

The Company and Shareholders desire to provide Overstock with certain disclosures concerning the Company, the Shareholders and certain other key employees, which are set forth in Exhibit B.  Overstock acknowledges it has reviewed the disclosures in Exhibit B and desires to proceed with the Closing of the Transaction, after having reviewed such disclosures.

AGREED AND ACCEPTED:

OVERSTOCK.COM INC.

By:	/s/ Patrick Byrne
Patrick Byrne
Its:	President & CEO

SKI WEST, INC.

By:	/s/ Jonathan Cardella
Jonathan Cardella
Its: Chief Executive Officer

By:	/s/ James Moyle
James Moyle
Its: President

SHAREHOLDERS:

/s/ Jonathan Cardella
Jonathan Cardella

/s/ James Moyle
James Moyle